BlackBerry Strengthens Management Team and Aligns Business Units to Increase Focus on Growth in Key Cybersecurity and IoT Market Opportunities
Tom Eacobacci Promoted to President and Chief Operating Officer; Mattias Eriksson Appointed President of BlackBerry IoT Business Unit

WATERLOO, ONTARIO--(April 27, 2021) - BlackBerry Limited (NYSE:BB) (TSX:BB) today announced steps to further align operations and go-to-market efforts to its key market opportunities as well as strengthen its management team. This follows the company’s previous announcement to separately report revenues of its operating business units in the new fiscal year.

With Software and Services growth as the top priority for fiscal year 2022, BlackBerry will organize around two business units: Cyber Security and IoT. To drive focus in each of these market opportunities BlackBerry is appointing business unit general managers with deep industry expertise to provide direction to strategy, engineering, direct and channel sales, customer support and field marketing.

BlackBerry has promoted President Tom Eacobacci to BlackBerry President and Chief Operating Officer. Eacobacci will also serve as Acting General Manager of the Cyber Security business unit, which combines BlackBerry Spark® together with the company’s critical event management and secure communications solutions. Eacobacci, who brings deep expertise in enterprise software, will continue to drive the company’s growth in the highly attractive cybersecurity market where BlackBerry® technology, driven by Cylance® AI, has unique competitive differentiation. Additionally, Eacobacci will assist Executive Chairman and CEO John Chen to implement BlackBerry’s corporate business plans and strategy.

BlackBerry is also announcing the appointment of Mattias Eriksson as President and General Manager of the newly-formed BlackBerry IoT business unit. The business unit consists of BlackBerry Technology Solutions or BTS (BlackBerry® QNX®, BlackBerry Certicom®, BlackBerry Radar® and BlackBerry Jarvis™) and BlackBerry IVY™. Eriksson will be responsible for driving IoT platform strategy and operations and will join BlackBerry on May 3rd, reporting to Mr. Chen.

Eriksson brings over two decades of experience in automotive location data services, mobile communications, and embedded software. Most recently Eriksson held the position of Senior Vice President, Global Head of Product for HERE Technologies where he was responsible for developing and executing the company’s location services platform strategy and product roadmap. Eriksson also held leadership positions with Motorola, Siemens, and Arthur D. Little.

“Cybersecurity and IoT are recognized high-growth markets where BlackBerry can add tremendous value. BlackBerry is applying its world-class security expertise to address the needs of these markets, said Mr. Chen.  “The promotion of Tom, addition of Mattias, and the alignment of our business around our key market opportunities sharpens our operational focus to unlock the company’s shareholder value.”

“BlackBerry is delivering the next generation of cloud-based, AI cybersecurity solutions to address today’s and tomorrow’s cybersecurity threats and ensure organizations of all sizes remain safe, secure and productive,” said Eacobacci. “I am excited to work with John to execute this next phase of our corporate strategy.”

“BlackBerry is a leader in the IoT and embedded software systems market with its software installed in an impressive number of endpoints. BlackBerry is poised to extend this position by accelerating the adoption of emerging automotive connected services with the BlackBerry IVY platform, as well as by targeting other related industries,” said Eriksson. “I am eager to help John and the team realize the company’s potential in this exciting market.”

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints including 175M cars on the road today.  Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy solutions, and is a leader in the areas of endpoint security, endpoint management, encryption, and embedded systems.  BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.

For more information, visit BlackBerry.com and follow @BlackBerry.

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